Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS SECOND QUARTER EPS INCREASE OF 47% TO $0.25

INCLUDING A ONE-TIME GAIN OF 2 1/2 CENTS PER SHARE

•	EXCLUDING THE ONE-TIME GAIN FROM INSURANCE PROCEEDS, NET INCOME PER DILUTED SHARE FOR THE 2012 SECOND QUARTER WOULD HAVE BEEN $0.22, 29% HIGHER THAN THE 2011 SECOND QUARTER

•	EARNINGS AND MARGIN GROWTH DRIVEN BY 25% GROWTH IN HEALTHCARE REVENUE TO 33% OF TOTAL REVENUE UP FROM 29% IN SECOND QUARTER 2011

•	OPERATING INCOME UP 31% AND OPERATING MARGIN INCREASED 100 BASIS POINTS TO 5.8%

•	SOLUTIONS REVENUE INCREASED 23% TO 42% OF TOTAL REVENUE UP FROM 37% IN SECOND QUARTER 2011

•	HEADCOUNT INCREASED BY 100 TO 3,800

BUFFALO, N.Y. — July 23, 2012 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, announced its financial results for the 2012 second quarter which ended on June 29, 2012. The ramp-up of new healthcare projects, the expansion of larger multi-project healthcare engagements, operating leverage from revenue growth, and increased billable headcount were the primary contributors to the strength of 2012 second quarter financial results. Diluted net income per share for the 2012 second quarter included one-time proceeds of $0.4 million, included in other income, from life insurance proceeds paid to the Company upon the death of CTG co-founder and director

Randolph A. Marks. Excluding this non-recurring gain, net income per diluted share for the 2012 second quarter would have been $0.22, 29% higher than the 2011 second quarter.

2012 Second Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2012 second quarter as compared with the 2011 second quarter were as follows (dollar amounts in thousands except per-share data):

	June 29, 2012	July 1, 2011	$ Change	% Change
Revenue	$106,705	$98,327	$8,378	9%
Operating income	$6,143	$4,677	$1,466	31%
Net income	$4,123	$2,830	$1,293	46%
Diluted net income per share	$0.25	$0.17	$0.08	47%

The Company’s operating margin improved by 100 basis points to 5.8% from 4.8% in the 2011 second quarter.

“CTG’s second quarter results were strong across the board with revenue, operating income and margin, and earnings per share all making significant gains over last year,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Our healthcare division, which is CTG’s most profitable business unit, continues to perform very well with a 25% increase in revenue in the quarter to one-third of the Company’s total revenue. Increased healthcare revenue is the primary contributor to the favorable shift in CTG’s business mix to a higher level of solutions revenue which is driving margin expansion and earnings growth. For the third consecutive quarter, solutions work was at least 40 percent of revenue and our operating margin was above five percent. It is noteworthy that the quarter’s one-time gain was included in other income and accordingly was not used in calculating operating income and margin which increased from last year’s second quarter by 31% and 100 basis points, respectively.”

Mr. Boldt added, “Our success in steadily growing our healthcare business is reflected in CTG not only being named again to the Healthcare Informatics HCI 100 list of the largest healthcare IT vendors but in our moving up 10 places on the list in the last two years. Recent growth in our healthcare business is coming from diverse sources on the provider and payer sides of the business and includes EMR and other system implementations, application management outsourcing, and consulting work. We continue to benefit from the ramp-up and expansion of large EMR projects won last year with a 30% increase in EMR revenue in the second quarter to 52% of healthcare revenue and 17% of total revenue in the quarter.

At quarter end, we were working on 18 large EMR projects and two proposals, previously bid on, are awaiting client decisions.”

Solutions revenue in the 2012 second quarter increased by $8.4 million or 23% to $44.3 million, representing 42% of total revenue compared with 37% in the 2011 second quarter. Staffing revenue was consistent year-over-year at $62.4 million, or 58% of total revenue, compared with 63% in the 2011 second quarter. European revenue decreased by 3.3% to $16.8 million, or 16% of total revenue, compared with $17.3 million, or 18% of total revenue, in the 2011 second quarter. Foreign currency exchange fluctuations had a $1.9 million unfavorable effect on revenue in the quarter compared with the 2011 second quarter. As a leading Belgian provider of IT services based in Brussels, the location of most European Union (EU) operations, CTG Europe continues to benefit from growth in EU spending on external IT support that is offsetting lower corporate IT spending and negative movement in foreign currency exchange. There were 64 billing days in the second quarter of 2012 and 2011.

Selling, general, and administrative (SG&A) expenses were $16.8 million or 15.7% of revenue, compared with $16.1 million or 16.3% of revenue in the 2011 second quarter.

Cash provided by operations was $6.0 million in the 2012 second quarter compared with cash provided by operations of $2.8 million in the 2011 second quarter. At June 29, 2012, the Company had $23.6 million in cash compared with $13.0 million at the end of the 2011 second quarter. The Company had no outstanding debt at the end of the 2012 and 2011 second quarters.

The Company’s tax rate for the quarter was 36.8%. The lower than expected tax rate for the 2012 second quarter reflects the effect of the non-taxable life insurance proceeds that were received in the quarter.

2012 First Half Review

Results for the first half of the year reflect the same trends seen in the second quarter. Revenue, operating income, net income, and diluted net income per share for the 2012 first half as compared with the 2011 first half are as follows (dollar amounts in thousands except per share data):

	June 29, 2012	July 1, 2011	$ Change	% Change
Revenue	$210,072	$194,236	$15,836	8%
Operating income	$11,742	$9,276	$2,466	27%
Net income	$7,483	$5,658	$1,825	32%
Diluted net income per share	$0.45	$0.34	$0.11	32%

The Company’s operating margin increased by 80 basis points to 5.6% in the 2012 first half from 4.8% in the 2011 first half. During the first half of 2012, CTG’s solutions business increased 23% to $85.4 million, or 41% of total revenue, and its staffing business was consistent at $124.7 million, or 59% of total revenue. European revenue decreased 1.4% to $33.9 million in the 2012 first half and represented 16% of total revenue.

Selling, general, and administrative expenses were $33.0 million, or 15.7% of revenue, compared with $31.3 million, or 16.1% of revenue, in the 2011 first half.

Stock Repurchase Program

CTG repurchased 204,000 of its shares in the 2012 second quarter at an average price of $13.43 per share. In July 2012, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On June 29, 2012, approximately 0.6 million shares were available for repurchase under current authorizations.

2012 Third Quarter and Full Year Guidance

CTG is providing guidance for the 2012 third quarter and 2012 full year in the table below. Revenue guidance for the 2012 full year remains unchanged from the guidance provided in the Company’s April 23, 2012 first quarter earnings release while earnings guidance increased slightly. CTG’s guidance for 2012 is based on its current business activity and forecast, and assumes that growth in its healthcare business will continue as demand for EMR support and other healthcare consulting services increases and that its staffing business will remain relatively stable in 2012.

2012 Third Quarter (63 billing days vs. 63 in Q3 2011)	Range	Range midpoint	Change from 2011 third quarter at range midpoint
Revenue	$105 - $107 million	$106 million	+4.8%
Diluted net income per share	$0.21 - $0.23	$0.22	+22.2%

2012 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2011 at range midpoint
Revenue	$420 - $430 million	$425 million	+7.2%
Diluted net income per share before one-time gain of 2 1/2 cents	$0.83 - $0.91	$0.87	+22.5%

Mr. Boldt commented, “At mid-year, CTG is firmly on track for another year of double-digit earnings growth, our sixth in the last seven years. We are slightly ahead of our guidance for the first half of 2012 and visibility for the rest of this year is favorable. Reflecting trends in the market, demand in our staffing business is modestly above our expectations at the start of the year. In the last month, we moved several new large healthcare projects from our pipeline to billable work. While competition for healthcare IT technical resources remains strong and a challenge for all healthcare IT providers, we are still achieving robust growth in revenue from our healthcare business.”

Mr. Boldt concluded, “Looking ahead, more healthcare organizations are permanently outsourcing some existing applications in addition to the transitional outsourcing of outgoing applications. We recently announced a large healthcare application management contract that includes both transitional and permanent outsourcing of multiple applications, and expect more of this lucrative work going forward. A significant new contract for our IT medical management model is indicative of growing market interest in medical analytics tools that support better and lower cost healthcare. Our business supporting the health insurance market is increasing. Overall, we are confident that the many growth opportunities in our healthcare business will continue to drive increases in higher margin solutions revenue and keep us steadily moving toward our goal of operating margins between six and seven percent.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,800 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2011 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, July 24, 2012 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time July 24, 2012 and 11:00 p.m. Eastern Time July 27, 2012 by dialing 1-800-475-6701 and entering the conference ID number 221720.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Revenue	$106,705	$98,327	$210,072	$194,236
Direct costs	83,810	77,594	165,325	153,706
Selling, general and administrative expenses	16,752	16,056	33,005	31,254

Operating income	6,143	4,677	11,742	9,276
Other income (expense), net	384	(48)	334	(85)

Income before income taxes	6,527	4,629	12,076	9,191
Provision for income taxes	2,404	1,799	4,593	3,533

Net income	$4,123	$2,830	$7,483	$5,658

Net income per share:
Basic	$0.27	$0.19	$0.49	$0.38

Diluted	$0.25	$0.17	$0.45	$0.34

Weighted average shares outstanding:
Basic	15,123	15,050	15,147	14,909
Diluted	16,747	16,864	16,810	16,759

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 29, 2012	December 31, 2011	July 1, 2011
Current Assets:
Cash and cash equivalents	$23,624	$22,414	$13,002
Accounts receivable, net	71,928	67,801	66,766
Other current assets	3,336	3,097	4,119

Total current assets	98,888	93,312	83,887
Property and equipment, net	7,249	7,969	8,641
Goodwill	35,678	35,678	35,678
Other assets	12,040	10,533	12,610

Total Assets	$153,855	$147,492	$140,816

Current Liabilities:
Accounts payable	$11,768	$9,532	$8,464
Accrued compensation	30,950	30,971	30,853
Other current liabilities	6,428	7,423	5,029

Total current liabilities	49,146	47,926	44,346
Long-term debt	—	—	—
Other liabilities	10,470	10,761	9,820
Shareholders’ equity	94,239	88,805	86,650

Total Liabilities and Shareholders’ Equity	$153,855	$147,492	$140,816

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two Quarters Ended
	June 29, 2012	July 1, 2011
Net income	$7,483	$5,658
Depreciation and amortization expense	1,304	978
Equity-based compensation expense	985	696
Other operating items	(6,177)	(11,670)

Net cash provided by (used in) operating activities	3,595	(4,338)
Net cash used in investing activities	(733)	(1,284)
Net cash provided by (used in) financing activities	(1,168)	3,062
Effect of exchange rates on cash and cash equivalents	(484)	725

Net increase (decrease) in cash and cash equivalents	1,210	(1,835)
Cash and cash equivalents at beginning of period	22,414	14,837

Cash and cash equivalents at end of period	$23,624	$13,002

— END —

CTG news releases are available on the Web at www.ctg.com.